Exhibit 10.20

EXECUTION VERSION

ASSIGNMENT AGREEMENT

This Assignment Agreement (this “Agreement”), dated as of July 31, 2017 (the “Effective Date”), is between NantCell, Inc. (“NantCell”), a Delaware corporation, and NantOmics, LLC, a Delaware limited liability company (“NantOmics”). NantCell and NantOmics are each sometimes referred to herein as a “Party” and collectively as “Parties.”

RECITALS

WHEREAS, NantCell acquired Liquid Genomics, Inc., a Delaware corporation (“Liquid Genomics”), pursuant to an Agreement and Plan of Merger (“Merger Agreement”), dated as of March 31, 2017, among NantCell, Liquid Genomics, Inc., Bio Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and the stockholder representative, under which Merger Sub was merged with and into Liquid Genomics.

WHEREAS, as a result of the merger consummated pursuant to the Merger Agreement, Liquid Genomics is a wholly-owned subsidiary of NantCell, with NantCell owning 100 shares of common stock, par value $0.001 per share, of Liquid Genomics (the “LG Shares”).

WHEREAS, pursuant to the Merger Agreement, NantCell issued 499,987 shares of its common stock, having an agreed upon value of $4,999,870, and paid $130 cash to the equity holders of Liquid Genomics, or a total consideration of $5,000,000.

WHEREAS, in connection with and/or following the completion of the merger contemplated by the Merger Agreement, NantCell paid $52,888.69 for expenses related to the merger and made multiple advances totaling $2,187,647.74 to Liquid Genomics via an intercompany receivable owed by Liquid Genomics (the “Intercompany Receivable”) to fund the operations of Liquid Genomics post-merger, including paying off creditors and vendors.

WHEREAS, NantCell desires to assign, and NantOmics desires to assume, the LG Shares and the Intercompany Receivable in exchange for consideration of approximately $7,240,536.43, representing the amount paid by NantCell for the acquisition and/or funding of Liquid Genomics without any markup, all on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Assignment of LG Shares and Intercompany Receivable. NantCell hereby conveys, assigns, transfers and delivers to NantOmics, and NantOmics accepts, all of NantCell’s right, title and interest in, to and under the LG Shares and the Intercompany Receivable. Following the foregoing conveyance, assignment and transfer, Liquid Genomics will be a wholly-owned subsidiary of NantOmics and Liquid Genomics will owe NantOmics $2,187,647.74.

2. Assignment of Merger Agreement. NantCell hereby conveys, assigns, transfers and delivers to NantOmics, and NantOmics assumes, all of NantCell’s rights and obligations under the Merger Agreement and all ancillary agreements and documents referred to therein.

3. Consideration. In consideration of the transactions contemplated by this Agreement, NantOmics hereby agrees to pay NantCell $7,240,536.43.

4. Further Assurances. At any time or from time to time after the date hereof, the Parties agree to cooperate with each other, and at the request of the other Party, to execute and deliver any further instruments or documents and to take all such further action as the other Party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the Parties hereunder.

5. Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

6. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of laws, provisions or rules that would cause the application of laws of any jurisdiction other than the State of Delaware.

7. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

8. Enforcement. Each Party hereto acknowledges that money damages may not be an adequate remedy in the event of a breach of this Agreement or that any of the covenants or agreements in this Agreement are not performed by the Parties in accordance with its terms, and it is therefore agreed that in addition to and without limiting any other remedy or right each Party may have, each Party may have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof.

9. Integration; Entire Agreement. This Agreement and the documents referred to herein or delivered pursuant hereto contain the entire understanding of the Parties with respect to the subject matter hereof and thereof. There are no agreements, representations, warranties, covenants or undertakings with respect to the subject matter hereof and thereof other than those expressly set forth herein and therein. Except as otherwise expressly set forth herein, this Agreement embodies the complete agreement and understanding among the Parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the Parties, written or oral, that may have related to the subject matter hereof in any way.

IN WITNESS WHEREOF, the parties have executed this Assignment Agreement as of the date first written above.

NANTOMICS, LLC		NANTCELL, INC.

By:	/s/ Shahrooz Rabizadeh	By:	/s/ Charles Kim

Name:	Shahrooz Rabizadeh	Name:	Charles Kim

Title:	Chief Scientific Officer	Title:	General Counsel